Exhibit 12-A


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



                Chrysler Financial Corporation and Subsidiaries
              Computations of Ratios of Earnings to Fixed Charges


                                                         Year Ended December 31,
                                            -------------------------------------------
                                             1996      1995      1994      1993     1992
                                            ------    ------    ------    ------    -----
Net earnings before cumulative effect of
 changes in accounting principles           $  376    $  339    $  195    $  159   $  180

 Add back:
  Taxes on income                              210       183       120       108      115
  Fixed charges                                813       927       772       810    1,045
                                            ------    ------    ------    ------   ------
   Earnings available for fixed charges     $1,399    $1,449    $1,087    $1,077   $1,340
                                            ======    ======    ======    ======   ======


 Fixed charges:
  Interest expense                          $  797    $  910    $  754    $  791   $1,022
  Rent                                          16        17        18        19       23
                                            ------    ------    ------    ------   ------
   Total fixed charges                      $  813    $  927    $  772    $  810   $1,045
                                            ======    ======    ======    ======   ======

Ratio of earnings to fixed charges            1.72      1.56      1.41      1.33     1.28
                                            ======    ======    ======    ======   ======


The ratio of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).
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